Columbia Wanger Asset Management, LLC 71 South Wacker, Suite 2500 Chicago, IL 60606, USA columbiathreadneedle.com

April 22, 2023

Columbia Acorn Trust

71 S. Wacker Drive

Suite 2500

Chicago, Illinois 60606

Ladies and Gentlemen:

As of the date hereof, this agreement replaces that certain Fee Waiver and Expense Reimbursement Agreement dated as of May 1, 2022, between Columbia Wanger Asset Management, LLC (“CWAM”) and Columbia Acorn Trust (the “Trust”) on behalf of Columbia Acorn Fund (the “Fund”), that would otherwise continue through April 30, 2023. CWAM hereby contractually undertakes as of the date hereof with respect to the Fund, a series of the Trust, to waive fees and reimburse certain expenses of the Fund, through April 30, 2025, such that total Fund ordinary operating expenses (excluding transaction costs and certain other investment-related expenses, and interest and fees on borrowings and expenses associated with the Fund’s investment in other investment companies, if any) do not exceed the annual rates of:

•	1.08% of the Fund’s average daily net assets attributable to Class A shares;

•	0.83% of the Fund’s average daily net assets attributable to Class Adv shares;

•	1.83% of the Fund’s average daily net assets attributable to Class C shares;

•	0.83% of the Fund’s average daily net assets attributable to Institutional Class shares;

•	0.80% of the Fund’s average daily net assets attributable to Institutional 2 Class shares; and

•	0.75% of the Fund’s average daily net assets attributable to Institutional 3 Class shares.

This agreement may not be modified or terminated without the approval of the Fund’s Board of Trustees and CWAM.

This undertaking shall be binding upon any successors and assignees of CWAM.

Very truly yours,
COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:	/s/ Joseph C. LaPalm
Name: Joseph C. LaPalm
Title: Chief Compliance Officer

Agreed and accepted by COLUMBIA ACORN TRUST, on behalf of its series Columbia Acorn Fund

By:	/s/ Stephen Kusmierczak
Name: Stephen Kusmierczak
Title: Co-President

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Advisory services provided by Columbia Wanger Asset Management, LLC.

© 2016 Columbia Management Investment Advisers, LLC. All rights reserved.